UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2025

Udemy, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40956	27-1779864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Harrison Street, 3rd Floor
San Francisco, California	94107
(Address of Principal Executive Offices)	(Zip Code)

(415) 813-1710

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	UDMY	The Nasdaq Stock Market LLC
(The Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2025, the board of directors (the “Board”) of Udemy, Inc. (the “Company”) appointed Hugo Sarrazin to succeed Greg Brown as the Company’s President and Chief Executive Officer, effective as of March 12, 2025 (the “Transition Date”). In connection with this CEO transition, on March 11, 2025 and effective as of the Transition Date, the Board fixed the size of the Board at nine directors and, to fill the resulting vacancy, appointed Mr. Sarrazin to serve as a Class III director. Mr. Sarrazin will serve until the Company’s 2027 annual meeting of stockholders.

Mr. Sarrazin, age 56, previously served at UKG Inc. as EVP, Chief Product and Technology Officer from October 2021 to April 2024 and as President, Chief Product and Technology Officer from April 2024 to February 2025. Prior to UKG, Mr. Sarrazin spent nearly 27 years at McKinsey & Co., where he managed McKinsey’s business technology practice in Silicon Valley, including most recently as a senior partner and member of the executive committee from September 2019 to October 2021. Mr. Sarrazin holds a Ph.D. and M.Sc. in engineering from Stanford University and a B. App. Sc. in engineering from the University of Ottawa.

There are no arrangements or understandings between Mr. Sarrazin, on the one hand, and the Company or any other persons, on the other hand, pursuant to which Mr. Sarrazin has been appointed. There are no related party transactions between the Company and Mr. Sarrazin requiring disclosure under Item 404(a) of Regulation S-K. Mr. Sarrazin does not have any family relationships with any of the Company’s directors or executive officers.

In connection with Mr. Sarrazin’s appointment as the Company’s President and Chief Executive Officer, the Company and Mr. Sarrazin entered into an employment agreement dated as of March 11, 2025 (the “Employment Agreement”). The Employment Agreement does not have a specific term and provides that Mr. Sarrazin will be an at-will employee. Pursuant to the Employment Agreement, Mr. Sarrazin will be entitled to the following compensation and benefits:

•	A base salary of $600,000 per year and eligibility to receive an annual target bonus up to 100% of Mr. Sarrazin’s base salary.

•

An initial grant of restricted stock units (“RSUs”) with a target value of $10.0 million, which RSUs will be issued pursuant to the Company’s 2021 Equity Incentive Plan and form of RSU award agreement thereunder. One-third of the RSUs will vest after one year, with the remainder vesting in equal quarterly installments over the following two years.

•

Eligibility to participate in the Company’s standard benefit plans as in effect from time to time, on the same basis as those benefit plans are generally made available to other similarly situated executives of the Company.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text thereof, a copy of which is filed as Exhibit 10.1 hereto.

The Company and Mr. Sarrazin also entered into a change-in-control and severance agreement dated as of March 11, 2025. Mr. Sarrazin’s change in control and severance agreement provides for an initial term ending on September 1, 2027. At the end of the initial term and each third anniversary thereafter, the agreement will renew automatically for additional three-year terms unless either party provides the other with written notice of non-renewal at least 60 days prior to such automatic renewal.

Pursuant to Mr. Sarrazin’s change in control and severance agreement, if, within the three-month period prior to or the 12-month period following a “change in control” (defined in the agreement), we terminate the employment of Mr. Sarrazin without “cause” (excluding death or disability) or Mr. Sarrazin resigns for “good reason” (defined in the agreement), and within 60 days following such termination, Mr. Sarrazin executes a waiver and release of claims in our favor that becomes effective and irrevocable, Mr. Sarrazin will be entitled to receive (i) a lump sum payment equal to 12 months of Mr. Sarrazin’s then current annual base salary plus 100% of Mr. Sarrazin’s annual target bonus for the year of termination, (ii) payment of premiums to maintain group health insurance continuation benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for Mr. Sarrazin and Mr. Sarrazin’s respective eligible dependents for up to 12 months, and (iii) vesting acceleration as to 100% of the then-unvested shares subject to each of Mr. Sarrazin’s then outstanding equity awards (and in the case of awards with performance vesting, unless the applicable award agreement governing such award provides otherwise, all performance goals and other vesting criteria will be deemed achieved at target levels of achievement).

Pursuant to Mr. Sarrazin’s change in control and severance agreement, if, outside of the 3-month period prior to or the 12-month period following a “change in control”, we terminate the employment of Mr. Sarrazin without “cause” (excluding death or disability) or Mr. Sarrazin resigns for good reason, and within 60 days following such termination, Mr. Sarrazin executes a waiver and release of claims in our favor that becomes effective and irrevocable Mr. Sarrazin will be entitled to receive (i) a lump sum payment equal to 12 months of Mr. Sarrazin’s then current annual base salary, an amount equal to his earned prior year bonus if such bonus is unpaid as of the date of termination, and an amount equal to his pro-rated annual target bonus, (ii) payment of premiums to maintain group health insurance continuation benefits pursuant to COBRA for Mr. Sarrazin and Mr. Sarrazin’s respective eligible dependents for up to 12 months, and (iii) if the qualifying termination occurs within 1 year following Mr. Sarrazin’s start date, 1/3 of the RSUs subject to Mr. Sarrazin’s initial equity award will vest, and if the qualifying termination occurs on or after 1 year following Mr. Sarrazin’s start date, in addition to the RSUs that vested during the course of his employment, an additional 1/12 of the RSUs subject to Mr. Sarrazin’s initial equity award will vest.

In the event of a change in control, Mr. Sarrazin’s change in control and severance agreement provides that if payments related to a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, and if reducing the amount of the payments would result in greater benefits to Mr. Sarrazin (after taking into consideration the payment of all income and excise taxes that would be owed as a result of the change in control payments), we will reduce the change in control payments by the amount necessary to maximize the benefits received by him, determined on an after-tax basis. The agreement does not provide for tax gross up payments.

The foregoing description of Mr. Sarrazin’s change of control and severance agreement is not complete and is qualified in its entirety by reference to the full text thereof, a copy of which is filed as Exhibit 10.2 hereto. Additionally, the Company will enter into its standard form of indemnification agreement with Mr. Sarrazin.

In connection with the CEO transition, as of the Transition Date, Mr. Brown ceased to be the Company’s President and Chief Executive Officer and became a full-time, non-executive employee of the Company, and is expected to remain employed by the Company for a transition period ending on June 30, 2025 pursuant to the terms of a transition agreement (the “Transition Agreement”) entered into as of March 11, 2025. Based on the Board’s decision with respect to Mr. Brown’s employment and subject to the parties’ execution of a separation agreement and release of claims (the “Separation Agreement”) and the Separation Agreement becoming effective, Mr. Brown will be eligible for the separation benefits for a “Qualifying Non-CIC Termination” as set forth in Section 3(a) of his change in control and severance agreement (the form of which was previously filed as Exhibit 10.14 to the 10-K, and as previously described in the Company’s proxy statement on Schedule 14A filed with the SEC on April 11, 2024) upon conclusion of the transition period. Additionally, provided that he remains continuously employed by the Company through June 30, 2025 and both parties execute the Separation Agreement and it becomes effective, the Company and Mr. Brown have agreed that Mr. Brown will continue his relationship with the Company as a consultant pursuant to a post-employment consulting agreement (the “Consulting Agreement”), the term of which will commence immediately following Mr. Brown’s last day of employment. The Consulting Agreement provides that Mr. Brown will provide further transitional advice and other general business advice and assistance to the Company. Mr. Brown’s existing equity incentive awards will continue to vest during the term of the Consulting Agreement and he will continue to be deemed a “service provider” for purposes of the Company’s equity incentive plans. The Consulting Agreement will expire on December 31, 2025 unless terminated earlier in accordance with its terms. The foregoing description of the Transition Agreement is not complete and is qualified in its entirety by reference to the full text thereof, a copy of which is filed as Exhibit 10.3 hereto.

On March 12, 2025, the Company issued a press release (the “Press Release”) announcing the matters described in this Item 5.02 which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

The Press Release also reaffirmed the Company’s financial outlook provided on February 13, 2025. The Press Release announcing such affirmation is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in Item 7.01 of this Current Report on Form 8-K, including the accompanying Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of Section 18. The information in Item 7.01 of this Current Report on Form 8-K, including the accompanying Exhibit 99.1, shall not be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language contained in such filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Employment Letter, dated March 11, 2025, by and between Udemy, Inc. and Hugo Sarrazin

10.2	Change in Control and Severance Agreement, dated March 11, 2025, by and between Udemy, Inc. and Hugo Sarrazin

10.3	Transition Agreement, dated March 11, 2025, by and between Udemy, Inc. and Greg Brown

99.1	Press release dated March 12, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UDEMY, INC.

Date: March 12, 2025	By:	/s/ Sarah Blanchard
Sarah Blanchard Chief Financial Officer